                            PIMCO SERVICES AGREEMENT
                            FOR ADVISOR CLASS SHARES
                        OF PIMCO VARIABLE INSURANCE TRUST

     The terms and conditions of this Services Agreement between Pacific Investment Management Company LLC ("PIMCO") and New York Life Insurance and Annuity Corporation, a life insurance company organized under the laws of the State of Delaware (the "Company") are effective as of January 14, 2010.

     WHEREAS, the Company, Allianz Global Investors Distributors LLC and PIMCO Variable Insurance Trust (the "Fund") have entered into a Participation Agreement dated April 12, 2004, as may be amended from time to time (the "Amended Participation Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases Advisor Class shares ("Shares") of certain Portfolios of the Fund, as set forth in Schedule A to the Participation Agreement ("Portfolios") to serve as an investment option under certain variable annuity and/or variable universal life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

     WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Fund and its Portfolios from time to time, answer questions concerning the Fund and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

     WHEREAS, PIMCO wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Fund to Variable Contract owners; and

     WHEREAS, the following represents the collective intention and understanding of the service fee agreement between PIMCO and the Company.

     NOW, THEREFORE, in consideration of their mutual promises, the Company and PIMCO agree as follows:

     1. Services. The Company and/or its affiliates agree to provide services ("Services") to owners of Variable Contracts including, but not limited to: teleservicing support in connection with Portfolios; delivery of current Fund prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors' votes in the event of a Fund shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Fund or Pacific

Investment Management Company (the administrator of the Portfolios) as may be reasonably requested.

     2. Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a service fee that will be calculated as a percentage based on the average daily valued of the Shares held in the Separate Accounts at an annual rate based on the schedule below.

AGGREGATE SEPARATE ACCOUNT INVESTMENTS   APPLICABLE RATE FOR THE MONTH IN QUESTION
--------------------------------------   -----------------------------------------
Less than $50 million                    10 bps of the average  daily value of the
                                         shares held in the Separate Accounts
Between $50 million and $500 million     15 bps of the average  daily value of the
                                         shares held in the Separate Accounts
Greater than or equal to $500 million    17.5 bps of the  average  daily value of
                                         the shares held in the Separate Accounts

Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

     3. Compliance with Laws. The Company agrees that in performing its duties under this Agreement, the Company will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974

     4. Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between the Fund, on behalf of such Portfolio, and PIMCO, or upon assignment of the Participation Agreement by either the Company or PIMCO. Notwithstanding the termination of this Services Agreement, PIMCO will continue to pay the service fees in accordance with paragraph 2 so long as net assets of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

     5. Amendment. This Services Agreement may be amended only in writing with the consent of both parties.

     6. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, PIMCO or the Fund previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

     In witness whereof, the parties have caused their duly authorized officers to execute this Services Agreement.

                                        PACIFIC INVESTMENT MANAGEMENT COMPANY
                                        LLC

                                        ----------------------------------------


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------


                                        NEW YORK LIFE INSURANCE AND ANNUITY
                                        CORPORATION

                                        ----------------------------------------


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------


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